Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in the Registration Statement of Dover Corporation on Form S-8 (File No. 333-01419) of our report dated June 28, 2005 relating to the financial statements and financial statement schedules of the Dover Corporation Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 28, 2005